Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-107500 and 333-117678) pertaining to the Danaher Corporation & Subsidiaries Retirement and Savings Plan and the Danaher Corporation & Subsidiaries Savings Plan of our reports dated June 9, 2006, with respect to the financial statements and schedules of the Danaher Corporation & Subsidiaries Retirement and Savings Plan and the Danaher Corporation & Subsidiaries Savings Plan included in this Annual Report (Form 11-K) for the year ended December 26, 2005.

/s/ Ernst & Young LLP

Baltimore, Maryland

June 21, 2006